SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Under Rule 14a-12

NYSE Euronext

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed business combination transaction, NYSE Euronext and Deutsche Börse AG expect that Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, will file a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that will include (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Börse AG shares held by U.S. holders. When available, NYSE Euronext will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of NYSE Euronext and a wholly owned subsidiary of Holding, and Holding will mail the offering prospectus to Deutsche Börse AG shareholders in the United States in connection with Holding’s offer to acquire all of the outstanding shares of Deutsche Börse AG. NYSE Euronext and Deutsche Börse AG also expect that Holding will file an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”).

Investors and security holders are urged to read the proxy statement/prospectus and the offer document regarding the proposed business combination transaction if and when they become available because they will contain important information. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s Web site at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s Web site at www.nyse.com and Deutsche Börse AG’s Web site at www.deutsche-boerse.com. The offer document will be made available at Holding’s Web site at www.global-exchange-operator.com following clearance by the BaFin.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Börse AG or NYSE Euronext. The final terms and further provisions regarding the public offer will be disclosed in the offer document after the publication has been approved by the BaFin and in documents that will be filed with the SEC. Holding reserves the right to deviate in the final terms of the public offer from the basic information described herein. Investors and holders of NYSE Euronext shares and Deutsche Börse AG shares are strongly encouraged to read the offer document and all documents in connection with the public offer as soon as they are published, since they will contain important information.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

This announcement and related materials do not constitute in France an offer for ordinary shares in Holding. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

PARTICIPANTS IN THE SOLICITATION

NYSE Euronext, Deutsche Börse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements about NYSE Euronext, Deutsche Börse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Börse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Börse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Börse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

English translation of an interview with Dominique Cerutti, President and Deputy Chief Executive Officer of NYSE Euronext, that appeared in Les Echos on February 28, 2011:

“We’ll be one of the regulators’ armed wings”

“Paris will manage European cash markets — trading and listing — and IT services for the group.”

Following the announcement of a merger agreement between NYSE Euronext and Deutsche Börse, some observers were concerned that the Paris market would get the short end of the stick. Dominique Cerutti, President and Deputy CEO of NYSE Euronext, addresses these concerns in an interview with Les Echos.

Do you understand concerns being voiced about the future of the Paris market?

The same question is also being asked in other financial centers, including Frankfurt and New York: “Which business areas will we be in charge of?” and “What will our role be in the governance structure?” I understand how such fears can exist, but I would like to first emphasize one thing: the merger between NYSE Euronext and Deutsche Börse will create a leading regulated market. If we were to take out a blank sheet of paper and write down what an ideal stock exchange should look like today — right now — we would draw a market operator that closely resembles this one, regardless of the business area considered (listing, cash and derivatives trading, post-trading, and technology). Against rising opacity and fragmentation — two major scourges for financial markets — a regulated, international market had to emerge to serve as one of the regulators’ armed wings.

Do you feel that the deal has been welcomed?

This merger’s prime objective is to satisfy our stakeholders as a whole, which includes politicians and key players on the financial markets concerned, but also issuers, since the creation of this new exchange will reduce fragmentation. As well as with investors, for whom NYSE Euronext-Deutsche Börse will offer a larger pool of liquidity with a broader range of asset classes, and financial intermediaries, who see an opportunity for lower infrastructure costs.

And what do the regulators say?

They are naturally paying close attention to what we do. I wouldn’t say that they’ve given us a blank cheque, but I do think that they welcome this development because they favour increased transparency and a more efficient market structure.

Concretely, which activities will Paris be responsible for?

Paris will manage European cash markets — trading and listing — and IT services for the group. These are two of our core businesses. In Paris alone, half of our staff — that’s around 200 people — are working on IT development. I would add that the new Group will be listed in Paris as well as Frankfurt and New York, which is another strong signal being sent to the French financial market.

What percentage of capital will be listed?

That has not yet been decided.

Did Paris have any other choices?

Remaining isolated in a world on the road to globalization is not an option. So your choice boils down to either linking up with leading players or linking up with mid-size players. With globalization gathering pace, it’s critical to avoid being sidelined. We’ve come out clearly and resolutely in favour of forming an alliance with a top-notch player and going global, while being careful to divide business areas up harmoniously among the different financial centers.

The number of NYSE Euronext employees in Paris has shrunk by around half over the past year, following deployment of a voluntary departure program. Will more jobs be shed?

It is premature to speak of scaling back jobs Group-wide, even if some adjustments are possible during the integration period. We have also identified many areas other than staff that will deliver synergies.

When did discussions get under way with Deutsche Börse?

It’s hard to set a specific date. You know, the heads of major exchanges meet up very regularly, either at WFE [World Federation of Exchanges] meetings or at other events organized by stakeholders in the sector. As we emerged from the crisis, the feeling that we’d entered a new consolidation cycle resurfaced, and our aim was to lead the trend — to redefine what a 21st century stock exchange should look like. During various informal meetings with the heads of Deutsche Börse, we became aware of how incredibly complementary our businesses were. And we began looking into the idea of a merger seriously in the second half of 2010.

The wave of stock-exchange mergers has also hit alternative markets. Will the new BATS/Chi-X Europe exchange pose a serious threat to you?

It will naturally intensify competition, since their combined platforms will hold around 25% of trading in European equities. [But] competition doesn’t worry us as long as there’s a level playing field. That’s the first item on our wish-list in the run-up to MiFID II [the revised version of the original European directive establishing the framework for market activities]. MiFID I gave a competitive edge to alternative platforms, by waiving, in their case, obligations that regulated exchanges must meet. Don’t forget, too, that they focus solely on the most liquid securities, whereas groups like NYSE Euronext and Deutsche Börse also handle trading and listing of small and medium-sized companies — essential missions that contribute to the real economy.

What is your next aim — merger with an Asian exchange?

Asian exchanges are evolving, growing and becoming more structured. Once that’s done, we hope to become a preferred partner in that region as well.

Will US exchanges Nasdaq OMX and CME be able to thwart your merger plans?

Like you, I’ve heard rumors according to which they might be thinking about a possible counter-bid. While that is theoretically possible, we believe our proposal is better.